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News: For immediate release	Contact: Emma Jo Kauffman (901) 495-7005

AUTOZONE REPORTS FIRST QUARTER EARNINGS PER SHARE UP 65%

Memphis, Tenn. (December 4, 2001) -- AutoZone, Inc. (NYSE: AZO), today reported diluted earnings per share of $0.76 for its first quarter (12 weeks) ended November 17, 2001, a 65% increase from diluted earnings per share of $0.46 in the first quarter of fiscal 2001. Sales for the quarter increased 11% to $1.18 billion from $1.06 billion reported for the year ago quarter. Same store sales, or sales for domestic auto parts stores open at least one year, increased 9% during the quarter. Operating profits were up 40% to $156 million from $111 million, with operating margins of 13.2%, compared to 10.4% last year.

"We had a great quarter," said Steve Odland, chairman, president, and chief executive officer. "Our sales and gross margins indicate that our marketing and merchandising initiatives are making an impact. We also showed good operating expense leverage as we executed our operating plan. Our business is strong and we continue to find new ways to serve our customers as we focus on increasing shareholder value.

"We are in a dynamic and growing industry, and that growth is accelerating with the increase in the population of cars and light trucks seven years and older, the vehicles our typical customers drive. Moreover, growth in our industry is not hurt by the economic slowdown. We believe the number of miles driven may actually increase with lower gas prices and as people choose driving over flying. As miles driven increase, vehicles need more maintenance.

"The addition of new merchandise, along with more effective advertising and marketing have increased AutoZone's market share, and we believe, has helped expand the size of the industry. Our profit margins are improving as we implement our strategic plan. New merchandise, better product cost, strategic pricing, and relentless expense discipline have helped us restore and to begin to exceed our historically strong EBIT margins.

"Our cash flow and financial returns continue to improve. The strong, stable cash flow provided by our hard parts business, when combined with increased hurdle rates for new investments, should drive steady cash flow growth and improving return on invested capital. Finally, our share buyback program is a further boost to EPS. In the past three years, we have repurchased more than a third of our shares at bargain prices. Our reduced share base will continue to contribute significantly to shareholder value in the future."

Aggregate share repurchases under the currently authorized share repurchase program at the end of the quarter were $1.48 billion or 53.2 million shares at an average price of $28 per share, including $170 million or 3.8 million shares at an average price of $44 per share under forward purchase contracts.

In the quarter, AutoZone signed an agreement to sell TruckPro, its heavy-duty truck parts subsidiary, to an investment group. The transaction is subject to standard closing conditions and satisfactory due diligence by the buyer. AutoZone expects the sale to close in its second fiscal quarter.

AutoZone opened 15 new auto parts stores in the U.S., replaced 6 and, as previously announced, closed 35. In addition, one new auto parts store was opened in Mexico.

AutoZone will host a one-hour conference call Wednesday, December 5, 2001, beginning at 10 a.m. (EST) to discuss this press release. Investors may listen to the conference call live and review supporting slides on the AutoZone website, www.AutoZone.com, by clicking "About Us," "Investor Relations," "Conference Calls." The call will also be available by dialing (712) 271-3887. A replay of the call and slides will be available on AutoZone's website. In addition, a replay of the call will be available by dialing (402) 998-1093 through Wednesday, December 12, 2001, at midnight (EST).

As of November 17, 2001, AutoZone sells auto and light truck parts, chemicals and accessories through 2,999 AutoZone stores in 43 states plus the District of Columbia in the U.S. and 22 AutoZone stores in Mexico, and automotive diagnostic and repair software through ALLDATA, diagnostic and repair information through alldatadiy.com, and auto and light truck parts through AutoZone.com. AutoZone stock is traded on the New York Stock Exchange and is included in the Standard & Poors 500 Index.

Certain statements contained in this press release are forward-looking statements. These statements discuss, among other things, business strategies and future performance. These forward-looking statements are subject to risks, uncertainties and assumptions, including, without limitation, accuracy of estimates, competition, product demand, the economy, inflation, gasoline prices, the ability to hire and retain qualified employees, consumer debt levels, war and the prospect of war, including terrorist activity, and availability of commercial transportation. Actual results may materially differ from anticipated results. AutoZone undertakes no obligation to publicly release any revisions to any forward-looking statements contained in this press release to reflect events or circumstances occurring after the date of this release or to reflect the occurrence of unanticipated events.

AutoZone's 1st Quarter - Fiscal 2002

Condensed Consolidated Statements
(in thousands, except per share data and selected operating data)

	12 Weeks Ended November 17, 2001 (unaudited)	12 Weeks Ended November 18, 2000 (unaudited)

Net Sales	$1,176,052	$1,063,566
Cost of goods sold	659,916	618,001
Gross profit	516,136	445,565
Operating expenses	360,632	334,797
Operating profit	155,504	110,768
Interest expense, net	19,427	22,980
Income before taxes	136,077	87,788
Taxes	52,000	34,000
Net income	$84,077 ======	$53,788 ======
Net income per share:
Basic	$0.78	$0.46
Diluted	$0.76	$0.46
Shares outstanding:
Basic	107,984	116,717
Diluted	110,605	117,050

Selected Balance Sheet Information

	November 17, 2001	November 18, 2000	August 25, 2001
	(unaudited)	(unaudited)

Merchandise inventories	$1,325,437	$1,179,999	$1,242,896
Current assets	1,416,383	1,256,358	1,328,511
Property, plant & equipment, net	1,698,124	1,749,414	1,710,443
Total assets	3,504,852	3,409,708	3,432,512
Accounts payable	894,928	791,611	945,666
Current liabilities	1,241,770	1,047,374	1,266,654
Stockholder's equity	910,268	895,851	866,213
Debt	1,280,642	1,408,378	1,225,402
Working Capital	174,613	208,984	61,857

Selected Cash Flow Information

	12 Weeks Ended November 17, 2001 (unaudited)	12 Weeks Ended November 18, 2000 (unaudited)

Capital Spending	$16,211	$55,048
Share repurchases	$69,447	$154,640
Depreciation & ammortization	$28,169	$30,464

AutoZone's 1st Quarter - Fiscal 2002
Selected Operating Highlights

Store Count & Square Footage:

	12 Weeks Ended November 17, 2001	12 Weeks Ended November 18, 2000

Domestic auto parts stores:
Store count:
Stores opened	15	41
Stores closed	35	-----
Replacement stores	6	5
Total domestic auto part stores	2,999	2,956

Square footage (000's)	19,272	18,962

Auto parts stores in Mexico:
Stores opened	1	----
Total auto parts stores in Mexico	22	13

TruckPro stores:
Stores opened	----	----
Total TruckPro stores	49	49

Sales & Inventory Statistics:
(Domestic auto parts)

	12 Weeks Ended November 17, 2001	12 Weeks Ended November 18, 2000

Sales per average store ($ in thousands)	$371	$345
Sales per average sq foot	$58	$54

Same store sales - rolling 13 periods
Total	9%	2%
Organic vs acquired:
Organic stores	8%	0%
Acquired	14%	12%
Retail vs commercial:
Retail	8%	1%
Commerical	14%	10%

Inventory turns:
Based on average inventories	2.2 X	2.2 X
Based on ending inventories	2.1 X	2.2 X

Inventory turns, net of payables:
Based on average inventories	7.2 X	6.5 X
Based on ending inventories	6.9 X	7.1 X

Accounts payable/inventory (total)	68%	67%